Exhibit 10.2

TERMINATION AGREEMENT AND GENERAL RELEASE

THIS TERMINATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is executed on this 26th day of August, 2003 by and between INVESTools, Inc., a Delaware corporation (the “Company”) and Ross Jardine (“Employee”).

WHEREAS, the Company and Employee have entered into that certain Amended and Restated Employment Agreement effective as of August 30, 2002 (the “Employment Agreement”); and

WHEREAS, Employee and the Company mutually desire to terminate their relationship on an amicable basis; and

WHEREAS, to accommodate this request, the Company and Employee now desire to terminate the Employment Agreement in order that each of them can be released and forever discharged from further performance thereunder.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Termination of Employment Agreement.  Except as otherwise provided herein, the Company and Employee each hereby agree that the Employment Agreement shall be terminated as of the date hereof and neither shall thereafter have any liabilities, rights, duties or obligations to the other party under or in connection with the Employment Agreement, including with respect to any provisions of such Employment Agreement which purport to survive such termination.  In connection therewith, the Company and Employee hereby waive any rights to prior notification of termination of the Employment Agreement as set forth in the Employment Agreement or otherwise.  The parties acknowledge and agree that, as of the date hereof, the Employment Agreement shall be null and void and of no further force or effect.

2.                                       Resignation of Offices.  Employee hereby resigns from all positions he may hold as an officer, director or manager of the Company and any subsidiaries of the Company.

3.                                       Severance Benefits.

a.                                       Employee has been offered and agrees to accept from the Company severance pay equal to the total gross amount of $270,850, of which (i) $50,000 (representing the quarterly bonus payments referenced in the Employment Agreement) and (ii) $2,100 (representing unpaid club membership payments referenced in the Employment Agreement) shall be payable on the date hereof, and the remaining $218,750 less withholdings, representing 10.5 months salary, shall be paid in accordance with the Company’s regular payroll schedule beginning August 1, 2003.  Employee understands and agrees that this severance pay is not otherwise due Employee.

b.                                      Employee will be given COBRA notification regarding insurance benefits provided to employees of the Company.  The Company will be responsible for the COBRA continuation coverage premium until June 15, 2004.

c.                                       From September 1, 2003 until June 15, 2004, the Company shall pay Employee  $300 per month for social or country club membership dues.

d.                                      All stock options granted to Employee by the Company shall lapse on the date hereof; provided, however, that the Company shall pay to Employee, in immediately available funds, an amount equal to the difference between (i) the exercise price of the stock options granted to Employee by the Company which have vested and are in-the-money as of the date hereof and (ii) the closing bid price per share of the Company’s common stock on the date hereof, multiplied by the number of shares of such vested stock options.

e.                                       From the date hereof until June 15, 2004 (the “Severance Period”), Employee shall have access to the InvestorToolbox website without payment.

f.                                         The Company hereby agrees to sell for $1.00, and Employee hereby agrees to purchase for $1.00, certain of the furniture and equipment, including certain video backdrops and sets, of the Company pursuant to a Bill of Sale mutually satisfactory to the parties thereto.

4.                                       Right of First Refusal.  From the date hereof until the earlier of (i) June 15, 2004 or (ii) a Change of Control (as defined below), if Employee desires to sell more than 10,000 shares of Company common stock in any one month, Employee shall irrevocably offer (in a written instrument delivered to the Company) to sell such shares of his Company common stock registered in Employee’s name to the Company for the price and on the terms specified on Exhibit A attached hereto.  The Company shall accept such offer within 24 hours of the actual receipt of such offer and consummate such transaction within 3 business days after acceptance of such offer.  If the Company does not so elect to purchase all, or any portion, of such shares of stock, the right to purchase such stock pursuant to such offer shall terminate and Employee may sell such shares in the open market.  Any sale pursuant to this Section 4 shall take place at the principal corporate office of the Company.  At the closing of such sale, Employee shall assign and deliver the certificates representing such stock (duly endorsed for transfer and free of any liens or encumbrances whatsoever) to the Company, and the Company shall deliver to Employee in certified funds the full consideration therefor as specified hereunder.  Any stock transfer or similar taxes involved in such sale shall be paid by Employee, and Employee shall provide the Company with such evidence of the Employee’s authority to sell hereunder and such tax lien waivers and similar instruments as the Company may reasonably request.  Notwithstanding anything to the contrary herein, the Company’s right of first refusal set forth in this Section 4 shall not apply to gifts or charitable donations of Employee’s shares of Company common stock.  During the period set forth in this Section 4, Employee agrees to provide notice to the Company of a sale by Employee of 10,000 shares or less of Company common stock within three business days of such sale.

For the purposes of this Section 4, “Change of Control” means the happening of any of the following events:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (i): (x) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)                                  Individuals who, as of the effective date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)                               Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

5.                                       Release by Employee.  In consideration for the Company’s payment of the severance pay and the Company’s payments of the COBRA continuation coverage premium on behalf of Employee, Employee voluntarily and knowingly waives, releases, and discharges the Company, its parent, predecessors, successors, subsidiaries, affiliates, employees, officers, directors, owners, agents and assigns from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment and/or termination from employment and/or as a result of any other matter arising through the date of Employee’s signature on this Agreement.  Employee agrees not to file a lawsuit to assert any such claims or to seek damages through an administrative claim for any such claims.  This waiver, release and discharge includes, but is not limited to: (1) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Utah Antidiscrimination Act; (2) claims for breach of contract, including the

Employment Agreement; (3) claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims); (4) claims growing out of any legal restrictions on the Company’s right to terminate its employees; (5) claims for wages or any other compensation; or (6) claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.

6.                                       Release by the Company.  In consideration for Employee’s promises herein, the Company, its parent, predecessors, successors, subsidiaries, affiliates, employees, officers, directors, owners, agents and assigns voluntarily and knowingly waive, release, and discharge the Employee, its agents, representatives, heirs, and assigns from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which the Company may have or claim to have against Employee as a result of the Company’s employment of Employee and/or as a result of any other matter arising through the date of the Company’s signature on this Agreement.  The Company agrees not to file a lawsuit or an administrative claim to assert any such released claims.  This waiver, release and discharge includes, but is not limited to: (1) claims arising under federal, state, or local laws regarding employment or termination of employment, (2) claims for breach of contract, and (3) claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, tortious interference with contracts or business relationships, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims).  Notwithstanding anything to the contrary in this Section 6, this Section 6 shall not apply to any claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which the Company may have or claim to have against Employee as a result of Employee’s breach of his obligations under this Agreement.

7.                                       Confidential Information.

a.                                       Employee acknowledges that the Company’s business is highly competitive and that the Company’s books, records and documents, technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques and the names of and other information (e.g., credit and financial data) concerning the Company’s customers and business associates all comprise confidential business information and trade secrets of the Company (collectively, “Confidential Information”) which are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information. Employee further acknowledges that he has had access to such Confidential Information and that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Employee hereby agrees that in further consideration for the severance pay disclosed above, he will not, at any time, make any unauthorized disclosure of any Confidential Information or make any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this Section 7, the term “Company” shall also include affiliates of the Company.

b.                                      Employee acknowledges that, as a result of his employment by the Company, he has had access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Employee agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

c.                                       All written materials, records and other documents that were made by, or came into the possession of, Employee during the period of his employment by the Company which contain or disclose the Confidential Information are and remain the property of the Company.  Employee agrees that he will immediately return to the Company the same, and all copies, derivatives and extracts thereof.

None of the foregoing in this Section 7 shall prohibit Employee’s continued participation in those activities specifically described on Exhibit B attached hereto; provided, however, that Employee shall not target directly the customer list of the Company or make use of the Company’s business trade secrets.  The Company’s business trade secrets shall not include the Company’s processes and systems, logistics planning and scheduling, sales processes, lead generation activities, fulfillment processes and vendors.

8.                                       Inventions and Discoveries.  Employee hereby assigns to the Company all of his interest in any and ideas, conceptions, inventions, improvements, and discoveries, whether patentable or not, which were conceived or made by Employee, solely or jointly with another, during the period of his employment by the Company and which are related to the business or activities of the Company.  Employee acknowledges that all such ideas, conceptions, inventions improvements and discoveries are the sole property of the Company and that Employee has no rights in the same.  Employee agrees that, whenever requested to do so by the Company, he shall assist in the preparation of any document that the Company shall deem necessary and shall execute any and all applications, assignments or other instruments that the Company shall deem necessary, in its sole discretion, to apply for and obtain protection, including patent protection, for such ideas, conceptions, inventions, improvements and discoveries in all countries of the world.

9.                                       Copyrights.  Employee acknowledges that any original work of authorship (each, a “Work”) fixed in any tangible medium of expression which was the subject matter of copyright (e.g., written presentations, computer programs, videotapes, drawings, maps, models, manuals or brochures) relating to the Company’s business, products, or services, whether a Work was created solely by Employee or jointly with others, the Company shall be deemed the author of a Work if the Work was prepared by Employee in the scope of his employment; or, if the Work was not prepared by Employee within the scope of his employment but was specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the Work shall be considered to be a work made for hire and the Company shall be deemed the author of the Work.  In the event a Work was not prepared by Employee within the scope of his employment or was not a Work specially ordered and deemed to be a work made for hire, then Employee hereby assigns to the Company all of Employee’s worldwide right, title and interest in and to such Work and all rights of copyright therein.

Employee acknowledges that all Work is the property of the Company and Employee has no rights in the same.  Employee agrees to assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to the Work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

10.                                 Confidentiality.  Employee understands and agrees not to discuss any of the terms of this Agreement with any person or entity except for Employee’s spouse, attorney, tax advisor, and government tax authorities or except as required by law.  Notwithstanding anything set forth in this Agreement to the contrary or any other agreement to which Employee or the Company is bound, Employee and the Company are expressly authorized to disclose the “tax treatment” and “tax structure” (as those terms are defined in Treasury Regulations Sections 1.6011-4(c)(8) and (9), respectively) of the transactions contemplated by this Agreement; provided, however, that the foregoing authorization shall apply only to the extent necessary such that the transactions contemplated by this Agreement will not constitute a “confidential transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(3).

11.                                 Non-Competition.

During the Severance Period, Employee will not directly or indirectly, for himself or for others, in any state of the United States, or in any foreign country where the Company or any of its affiliates is then conducting any business:

a.                                       engage in any business that is directly competitive with activities conducted by the Company (or any of the Company’s subsidiaries or divisions), which activities conducted by the Company (or any of the Company’s subsidiaries or divisions) represent in the aggregate greater than 25% of the Company’s proforma consolidated revenues in 2001;

b.                                      render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in any business that is directly competitive with activities conducted by the Company (or any of the Company’s subsidiaries or divisions), which activities conducted by the Company (or any of the Company’s subsidiaries or divisions) represent in the aggregate greater than 25% of the Company’s proforma consolidated revenues in 2001; or

c.                                       transact any business in any manner pertaining to suppliers or customers of the Company or any affiliate which, in any manner, would have, or is likely to have, an adverse effect upon the Company or any affiliate.

None of the foregoing in this Section 11 shall prohibit Employee’s continued participation in those activities specifically described on Exhibit B attached hereto.

12.                                 Non-Solicitation and Non-Disparagement.  Employee agrees that in further consideration for the severance pay described above, during the Severance Period, Employee shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any non-clerical or non-secretarial employee of the Company or in any other manner attempt directly or indirectly to influence, induce, or encourage any non-clerical or non-secretarial employee of the Company to leave the employment of the Company, nor shall he use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses or personal telephone numbers of any employees of the Company.  Employee further agrees that he will not, at any time, disparage the Company or interfere with the Company’s operations, products, employees, officers or directors.  For the purposes of this Section 12, the term “Company” shall also include affiliates of the Company.

13.                                 Use of Name and Image.  After the Severance Period, the Company agrees that it shall not use in any manner whatsoever Employee’s name or image in any of its marketing, sales, educational or instructional materials, or in any other manner to benefit the Company.   After the Severance Period, Employee agrees that he shall not use in any manner whatsoever the Company’s name or image (except to the extent reflected in biographical information) in any of his marketing, sales, educational or instructional materials, or in any other manner to benefit Employee.

14.                                 Remedies and Notice of Legal Action.

a.                                       Employee and Company acknowledge that damages are an inadequate remedy of law for the breach of certain terms hereof and, accordingly, Company and Employee are hereby granted and shall have the right of injunction (any requirements for posting of bonds for injunction being hereby expressly waived) and such other and further relief, both in law and in equity, that Company or Employee may be entitled to receive under the laws of the State of Utah, in the event Employee or Company breaches or threatens to breach any of the covenants or agreements contained herein.

b.                                      Employee and Company agree that prior to instituting any legal action to enforce or obtain relief for the breach of this Agreement, each of them will provide to the other party notice of any breach of this Agreement.  So long as following receipt of any such notice the breaching party immediately ceases any ongoing breach of this Agreement and immediately commences its efforts to cure any past breach, the aggrieved party shall refrain from instituting legal action to enforce or obtain relief for the breach of this Agreement until the expiration of a reasonable cure period (as determined in good faith by the aggrieved party but in no event in excess of 10 days) within which the breaching party may attempt to cure any breach.

15.                                 Indemnification.

a.                                       The Company shall indemnify and hold harmless the Employee in respect of acts or omissions occurring prior to the date hereof to the extent provided under the Company’s restated certificate of incorporation and bylaws in effect on the date hereof, including the prompt payment of expenses incurred by Employee.  The Company shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the date hereof covering Employee on terms and with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

b.                                      Any indemnification under Section 15(a) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of Employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Article VIII of the Company’s restated certificate of incorporation.  Such determination shall be made by independent legal counsel as directed by the Board of Directors in a written opinion.

16.                                 Acknowledgement.

Employee acknowledges the following:  that this Agreement is written in a manner calculated to be understood by Employee and that Employee in fact understands the terms, conditions and effect of this Agreement; this Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act; Employee does not waive rights or claims that may arise after the date this Agreement is executed; Employee waives rights or claims only in exchange for consideration in addition to anything of value to which Employee is already entitled; Employee is advised in writing to consult with an attorney prior to executing the Agreement;  Employee has twenty-one (21) days in which to consider this Agreement before accepting it, but need not take that long if the Employee does not wish; this Agreement allows a period of at least seven (7) days following execution of the Agreement in which Employee may revoke the Agreement by giving the Company written notice and returning any and all payments made by the Company to Employee pursuant to this Agreement; and Employee fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Agreement.

Employee understands this Agreement is not and shall not be deemed or construed to be an admission by the Company of any wrongdoing of any kind or of any breach of any contract, obligation, policy, or procedure of any kind or nature.

17.                                 Entire Agreement and Modification.  Employee has carefully read and fully understands all of the terms of this Agreement.  Employee agrees that this Agreement sets forth the entire agreement between the Company and Employee.  Employee acknowledges that Employee has not relied upon any representations or statements, written or oral, not set forth in this Agreement.  This Agreement cannot be modified except in writing and signed by both parties.

18.                                 Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

19.                                 Applicable Law, Jurisdiction and Venue.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Utah. Any suit by the Company to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder may, at the sole option of the Company, be brought (i) in any court of competent jurisdiction in the State of Utah or (ii) in any court of competent jurisdiction where jurisdiction may be had over Employee. Employee hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and to the appointment of the Secretary of State for the State of Utah as his agent for service of process.

20.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

21.                                 Withholding of Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

22.                                 Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

23.                                 Affiliate.  As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

24.                                 Assignment.  This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party except that vested rights to payment shall be subject to devise, and shall descend in accordance with applicable laws of inheritance.

AGREED AND ACCEPTED on this 26th day of August, 2003.

/s/ Ross Jardine
Ross Jardine

AGREED AND ACCEPTED on this 26th day of August, 2003.

INVESTools, Inc.

By:	/s/ Lee K. Barba
Name:	Lee K. Barba
Title:	Chief Executive Officer

EXHIBIT A

Shares of Company common stock sold by Employee to the Company in accordance with the terms of the Termination Agreement and General Release shall be sold for a purchase price to be determined as follows:

a.                                       In the event of a sale of 10,001 to 99,999 shares of Company common stock, the price per share shall be the closing sale price of Company common stock as reported by the OTC Bulletin Board on the date such offer is made.

b.                                      In the event of a sale of 100,000 or more shares of Company common stock, the price per share shall be $.03 below the closing sale price of Company common stock as reported by the OTC Bulletin Board on the date such offer is made.

EXHIBIT B

Auctionadvisor will be a seminar, workshop, and self-directed learning education provider whose purpose will be to teach people how to make money by participating in and/or operating online auctions, either part time or full time, with the end goal of the customer turning the skills learned in the education process into a part time or full time business.

Auctionadvisor will not, directly or indirectly, provide seminars, workshops or self directed learning for stock market investor education or stock market investment education.

Auctionadvisor will not maintain hot links on its website to INVESTools’ website or the websites of INVESTools’ investment partners.